As filed with the Securities and Exchange Commission on January 17, 2003

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_____

BP p.l.c.

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)
1 St. James's Square London SW1Y 4PD England (Address of Principal Executive Offices)

BURMAH CASTROL GROUP U.S.A. THRIFT PLAN
(Full Title of Plan)

--------

Stephen R. Winters Vice President and Regional General Counsel BP America Inc. 200 E. Randolph Dr. Chicago, Illinois 60601 (312) 856-3813	With a copy to: Peter Bevan Group General Counsel BP p.l.c. 1 St. James's Square London SW1Y 4PD England 44 20 7496 4013

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Ordinary Shares (1)	1,200,000	$6.5518	$7,862,160	$723.32

(1)   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan to which this registration statement relates.

(2)   Estimated solely for the purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) based on the average of the high and low quotation for Ordinary Shares of BP p.l.c. on the London Stock Exchange on January 15, 2003 and the buying rate for pounds sterling of (pound)1.00 = $1.6029 as announced by the Federal Reserve on that date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents By Reference.

            The reports listed below have been filed with or furnished to the Securities Exchange Commission (the “Commission”) by BP p.l.c. (“BP”), and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

       -     BP’s Annual Report on Form 20-F for the year ended December 31, 2001.

       -     BP’s Form 6-K dated May 15, 2002 (File No. 001-06262).

       -     BP’s Form 6-K dated September 4, 2002 (File No. 001-06262).

       -     BP’s Form 6-K dated November 4, 2002 (File No. 001-06262).

            In addition, all filings on Form 20-F filed by BP pursuant to the 1934 Act and, to the extent designated therein, Reports on Form 6-K and Form 11-K filed by BP, after the date of this Registration Statement and prior to the termination of the distribution contemplated hereby are incorporated by reference in this Registration Statement from the date of filing or furnishing such documents or reports.

Item 4.   Description of Securities.

             Not applicable.

Item 5.   Counsel.

            The validity of the Ordinary Shares registered herein has been passed upon by P.B.P. Bevan, Group General Counsel of BP.  The validity of the plan interests has been passed upon by Stephen R. Winters, Vice President and Regional General Counsel of BP America Inc.

Item 6.   Indemnification of Directors and Officers.

             Article 137 of BP's Articles of Association provides:

            “Subject to the provisions of and so far as may be consistent with the Statutes, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.”

            Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

“310 - Provisions exempting officers and auditors from liability.

(1)  This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)  Except as provided by the following subsection, any such provision is void.

(3)  This section does not prevent a company

     (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

     (b) from indemnifying any such officer or auditor against any liability incurred by him -

           (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

          (ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

     Section 727 of the Companies Act 1985 of the United Kingdom provides as follows:

“727 - Power of court to grant relief in certain circumstances:

(1)  If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)  If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

      BP maintains directors' and officers' liability insurance for its directors and officers.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     See the Exhibit Index which is incorporated herein by reference.  The Registrant hereby undertakes that it will submit, or has submitted, the Burmah Castrol Group U.S.A.Thrift Plan and any amendments thereto to the Internal Revenue Service ("IRS"), and has made or will make all changes required by the IRS in order to qualify the Burmah Castrol Group U.S.A. Thrift Plan.

Item 9.   Undertakings.

      The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report on Form 20-F pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and filing of the Burmah Castrol Group U.S.A. Thrift Plan annual report on Form 11-K pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF BP P.L.C.

            Pursuant to the requirements of the Securities Act of 1933, BP p.l.c. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on the 16th day of January, 2003.

                                                BP p.l.c.

                                                                        By:  /s/Judith C. Hanratty

                                                                        Judith C. Hanratty
                                                                        Title:  Corporate Secretary

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Stephen R. Winters and Daniel B. Pinkert, his or her true and lawful attorneys-in-fact, each with power of substitution, in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto the said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed by the following persons in the indicated capacities on the 16th day of January, 2003.

Name	Title

/s/Peter Sutherland Peter Sutherland	Non-Executive Chairman
Sir Ian Prosser	Non-Executive Deputy Chairman
/s/Browne of Madingley The Lord Browne of Madingley	Group Chief Executive and Executive Director (Principal Executive Officer)
/s/Byron E. Grote Dr. Byron E. Grote	Chief Financial Officer and Executive Director (Principal Financial and Accounting Officer)
/s/Rodney Chase Rodney F. Chase	Deputy Group Chief Executive and Executive Director
/s/Richard L. Olver Richard L. Olver	Chief Executive, Exploration & Production and Executive Director
/s/John H. Bryan John H. Byran	Non-Executive Director
/s/Erroll B. Davis Jr. Erroll B. Davis Jr.	Non-Executive Director
Dr. DeAnne S. Julius	Non-Executive Director
/s/Charles F. Knight Charles F. Knight	Non-Executive Director
/s/F.A. Maljers Floris A. Maljers	Non-Executive Director
/s/Walter E. Massey Dr. Walter E. Massey	Non-Executive Director
/s/H. Michael P. Miles H. Michael P. Miles	Non-Executive Director
Sir Robin Nicholson	Non-Executive Director
/s/Michael H. Wilson Michael H. Wilson	Non-Executive Director
/s/Daniel B. Pinkert Daniel B. Pinkert	Authorized Representative in the United States

SIGNATURE OF Burmah Castrol Group U.S.A. Thrift Plan

            Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 17, 2003.

                                                                        By: Burmah Castrol Group U.S.A. Thrift Plan
                                                                              Plan Administrator

                                                                        By:  /s/Donald Packham
                                                                              Don E. Packham
                                                                              Title:  Senior Vice-President of Human Resources -
                                                                              BP Corporation North America, Inc.

EXHIBIT INDEX

Exhibit No.                 Description

4(a)                The Burmah Castrol Group U.S.A.Thrift Plan

5(a)                Opinion of P.B.P. Bevan, Group General Counsel of BP,
                      as to the validity of the shares being registered.

5(b)                Opinion of Stephen R. Winters, Regional General Counsel of BP America Inc.,
                      as to the validity of the plan interests being registered.

23(a)               Consent of Ernst & Young LLP, independent auditors, London, England.

23(b)               Consent of P. B. P. Bevan, Group General Counsel of BP
                      (included in Exhibit 5).

23(c)               Consent of Stephen R. Winters, Regional General Counsel of BP America Inc.
                      (included in Exhibit 5)

24                   Powers of Attorney (included on the signature page hereof).